Exhibit 10.9

1/13/14

Dear Brent:

On behalf of A Place For Rover, Inc. (the “Company”), I am pleased to offer you the position of Senior Vice President, Product Development.  Speaking for myself, as well as everyone at the Company, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below.

1.Position.

a.You will become COO working at the Company’s headquarters in Seattle, Washington.

b.You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations related to your position which are required of you under this letter, and to the reasonable satisfaction of the Company. During your employment, you further agree that you will devote substantially all of your business time and attention (excluding any periods of vacation and medical or sick leave) to the business of the Company. During your employment, the Company will be entitled to all of the benefits and profits arising from or incident to all such work, services and advice, and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Chief Executive Officer.

2.Start Date.  Subject to fulfillment of any conditions imposed by this letter agreement, you will accept this offer as soon as possible, and it is expected that your Start Date will not be later than January 13th, 2014.

3.Proof of Right to Work.  For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

4.Cash Compensation.

a.Base Salary.  You will be paid a cash salary subject to applicable withholding taxes, which is equivalent to $200,000 on an annualized basis.  Your salary will be payable pursuant to the Company’s regular payroll policy (or in the same manner as paid to other employees of the Company), which is currently two payments per month, one payment on the 15th of every month and one payment on the last day of every month, although such payment schedule is subject to change in the Company’s discretion.

5.Equity Interest.

a.As soon as practicable after the commencement of your employment, upon approval by the Board of Directors, you will be granted options (the “Options”) to purchase 1,087,382 shares of Common Stock of the Company (the “Shares) at an exercise price equal to the fair market value per share of Common Stock on the date the Options are granted by the Board.  Subject to your continued employment with the Company, the Options will vest over four years from your employment start date, with 25% vesting on the first anniversary and the remaining Options vesting monthly thereafter.  The terms and conditions of the Options will be set forth more specifically in a Notice of Stock Option Grant, Stock Option Agreement and the Company’s Stock Option Plan, all of which will be provided to you promptly after your Options are approved by the Board.

b.Notwithstanding the foregoing, if Optionee is Involuntarily Terminated (as defined below) in connection with or within twelve (12) months after a Change in Control, then one hundred percent (100%) of the then unvested Shares subject to the Option shall immediately vest.

For the purposes of the foregoing, the following definitions shall apply:

“Change of Control” shall have the meaning set forth in the 2011 Plan.

“Involuntarily Terminated” shall mean termination of Optionee’s employment with the Company (or the successor corporation, as the case may be) under the following circumstances: (i) termination without Cause (as defined below) by the Company or the successor corporation; or (ii) voluntary termination by Optionee within ninety (90) days following (A) a material reduction in Optionee’s job responsibilities, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar in operational responsibilities, regardless of reporting relationships, to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities; (B) relocation by the Company or the successor corporation, as applicable, of Optionee’s principal work site to a facility or location more than thirty-five (35) miles from Optionee’s principal work site for the Company at the time of the Change in Control; or (C) a reduction in Optionee’s then-current base salary or target bonus potential by, in either case at least five percent (5%); provided, however, that an across-the-board reduction in the salary or bonus level of other senior employees by the same percentage amount as part of a general salary or bonus level reduction shall not constitute such a reduction.

6.Benefits.

a.You will be entitled to participate, to the extent you are eligible under the terms and conditions thereof, in any medical insurance plans, 401(k) plans, deferred compensation plans, life insurance plans, vacation, retirement or other employee benefit plans or fringe benefit plans or perquisites which are generally available to the employees of the Company and which may become effective from time to time during your employment with the Company.

b.You will be entitled to up to three (3) weeks of vacation per year.

7.Proprietary Information and Invention Assignment Agreement.  Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.

8.No Conflicts.  You represent that your performance of all the terms of this letter agreement will not breach any other agreement to which you are a party.

9.At-Will Employment.  Notwithstanding anything to the contrary in this letter agreement, your employment with the Company is for an indefinite term and will at all times be on an “at will” basis, meaning that, subject to applicable legal requirements, either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as otherwise expressly set forth herein and in the Confidentiality Agreement.

10.Legal Representation.  You acknowledge that the Company has recommended that you retain outside legal counsel in connection with the negotiation of this Agreement and that the Company’s counsel is representing only the Company in connection with this letter and negotiations relating to your employment.

11.Arbitration.  In the event that any disputes or claims arise relating to your employment relationship with the Company, including this letter agreement, you agree to submit such disputes or claims to arbitration in Seattle, Washington, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  You and the Company shall share equally in the cost of the arbitration to the extent permitted by law.  Each party shall bear its own attorney fees, unless otherwise determined by the arbitrator.  The arbitrator shall apply Washington law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section 11 shall not apply to any dispute or claim relating to the Confidentiality Agreement.

12.Choice of Law.  This letter agreement shall be governed by the laws of the State of Washington, without regard to its conflicts of law provisions.  The parties agree that any actions or proceedings arising under this agreement that result in litigation shall be litigated in state or federal court in the State of Washington.  The parties consent to the jurisdiction and venue of the foregoing courts.

13.Assignment; Amendment.  This letter agreement will be binding upon and inure to the benefit of the Company and you, together with our respective heirs, executors, administrators, successors and assigns; provided, however, that you may not assign this letter agreement or any of your rights or obligations hereunder.  This letter agreement cannot be amended except in writing executed by both the Company and you.

We are all delighted to be able to extend you this offer and look forward to working with you.  To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me.  This letter agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral.  This letter agreement may be executed in one or more counterparts and may be executed by facsimile.  This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

Aaron Easterly

Chief Executive Officer

ACCEPTED AND AGREED:

Signature
Date